EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference Registration Statement No. 033-59853 and No. 333-121104 on Form S-8 of Northrop Grumman Corporation of our report dated June 25, 2012, related to the financial statements and supplemental schedule of the Northrop Grumman Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 25, 2012